FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-261279-06

NEW ISSUE CMBS:	approx. $740.674mn BANK5 2024-5YR12

CO-LEAD MANAGERS & BOOKRUNNERS:	BofA Securities, Morgan Stanley, JP Morgan and Wells Fargo Securities
CO-MANAGERS:	Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/Moody’s/KBRA	SIZE($MM)	WAL	CE%	WINDOW	DY%	LTV%	SPRD	CPN	YLD	$PRICE
A-1	AAAsf/Aaa(sf)/AAA(sf)	$2.556	2.56	30.000%	1-57	16.0%	40.5%	N/A
A-2	AAAsf/Aaa(sf)/AAA(sf)	$114.000	4.83	30.000%	57-58	16.0%	40.5%	+90	5.42200	5.19430	100.9970
A-3	AAAsf/Aaa(sf)/AAA(sf)	$465.997	4.92	30.000%	58-60	16.0%	40.5%	+92	5.90200	5.21446	102.9958
A-S	AAAsf/A1(sf)/AAA(sf)	$81.141	5.01	20.250%	60-60	14.1%	46.1%	+115	6.12200	5.44496	102.9962
B	AA-sf/NR/AA-(sf)	$43.692	5.01	15.000%	60-60	13.2%	49.2%	+140	6.27692	5.69495	102.9973
C	A-sf/NR/A-(sf)	$33.288	5.01	11.000%	60-60	12.6%	51.5%	+190	6.30292	6.19496	100.9681

POOL BALANCE:	$876,020,000
NUMBER OF LOANS/PROPERTIES:	27/147
WA MORTGAGE INT. RATE:	6.3231%
WA CUT-OFF LTV:	57.9%
WA UW NCF DSCR:	1.67x
WA UW NOI DEBT YLD:	11.2%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	73.1%
LOAN SELLERS:	BANA(44.7%), MSMCH(17.9%), JPMCB(12.7%), WFB(5.5%), MSMCH/JPMCB (9.7%), WFB/JPMCB (9.5%)
TOP 5 STATES:	NY(31.3%),IN(9.4%),MO(7.4%),CA(7.1%),TX(6.9%)
TOP 5 PROPERTY TYPES:	RT(20.2%),MU(17.1%),MHC(16.2%),MF(13.4%),OF(12.8%)

RISK RETENTION Eligible vertical interest ("V")

MASTER SERVICER:	Wells Fargo Bank
SPECIAL SERVICER:	KeyBank National Association
TRUSTEE:	ComputerShare
CERT ADMIN:	ComputerShare
TRUST ADVISOR:	Park Bridge
INITIAL CONTROLLING CLASS REP:	CMBS 4 Sub 6, LLC or an affiliate thereof
Documents and Expected Timing:
Attached:	TERM SHEET, ANNEX A-1, PRELIM PROSPECTUS

PRICING:	Priced. November 21
SETTLEMENT:	On or about December 11

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.